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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            CECO ENVIRONMENTAL CORP.
             (Exact name of registrant as specified in its charter)

                      New York                             13-2566064
            (State or other jurisdiction                (I.R.S. Employer
                of incorporation)                    Identification Number)

                 505 University Avenue,                    M5G 1X3
                Toronto, Ontario CANADA                   (Zip Code)
                (Address of Principal Executive Office)

                            CECO Environmental Corp.
                          Consulting Agreement Warrants
                            (Full Title of the Plan)

                              Leslie J. Weiss, Esq.
                          Sugar, Friedberg & Felsenthal
                       30 North LaSalle Street, Suite 2600
                             Chicago, Illinois 60602
                     (Name and address of agent for service)

                                 (312) 704-9400
          (Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as Practicable After Registration Statement Becomes Effective.

                               Page 1 of 51 Pages
                         Exhibit Index Begins on Page 7


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                         CALCULATION OF REGISTRATION FEE

                             Proposed     Proposed
 Title of                    Maximum      Maximum
Securities      Amount       Offering     Aggregate    Amount of
 to be          to be        Price Per    Offering     Registration
Registered      Registered   Share        Price (1)    Fee(1)

Common          250,000      $2.00        $  500,000   $139.00
Shares
par value
$0.01 per
share

Common          250,000      $3.00        $  750,000   $208.50
Shares
par value
$0.01 per
share

Total           500,000      N/A          $1,250,000   $347.50


(1) Estimated pursuant to Rule 457(g)under the Securities Act of 1933, for the shares underlying the warrants granted pursuant to the Consulting Agreement.

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional indeterminate number of shares as may become issuable pursuant to anti-dilution and adjustment provisions of any Warrants to purchase shares registered hereby.







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                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.  Consulting Agreement Information.

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the applicable consultant as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to the Consultants pursuant to Rule 428(b) or additional information about the Consulting Agreement Warrants are available without charge by contacting:

                                Phillip DeZwirek
                             Chief Executive Officer
                            CECO Environmental Corp.
                              505 University Avenue
                            Toronto, Ontario M5G 1X3
                                     CANADA

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934 are incorporated by reference into this Registration Statement.





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    a.   The Company's Annual Report on Form 10-KSB for the fiscal year ended
December 31, 1997.

    b. The Company's reports on Form 10-QSB for the quarters ending March 31, 1998, June 30, 1998 and September 30, 1998.

    c. The description of the Company's Common Stock, $0.01 par value, contained in the Company's registration statement on Form 10 filed pursuant to
Section 12(g) of the Securities Exchange Act of 1934 on April 27, 1973, which was declared effective on September 28, 1973, including any subsequent amendment or any report or other filing with the Securities and Exchange Commission updating such description.

    d. All reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Company's document referred to in (a) above, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interest of Named Experts and Counsel.

         The validity of the Shares offered hereby will be passed upon for the Company by Sugar, Friedberg & Felsenthal, 30 North LaSalle Street, Suite 2600, Chicago, Illinois 60602.

Item 6.  Indemnification of Officers and Directors.

         The Company's By-laws provide that the Company shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal or investigative (a "proceeding"), including an action by or in the right of the Company or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that he, his testator or interstate, was a director or officer of the Company, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgment, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Company and, in criminal proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         Any determination as to whether a person has met an applicable standard of conduct shall be made in accordance with the provisions of the Business Corporation Law of the State of New York.

         No indemnification shall be made to or on behalf of any person if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.






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         The Company's indemnification provisions shall be enforced to the fullest extent permitted under law.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

      Exhibit
      Number           Description
      -------          -----------
        4.1            Consulting Agreement between CECO Environmental Corp. and
                       IRG Investor Relations Group Ltd. dated November 1, 1998

        4.2            Warrant Agreement between CECO Environmental Corp. and
                       IRG Investor Relations Group Ltd. and Warrant
                       Certificates IRG-1 and IRG-2
        5              Opinion of Counsel regarding legality
       23.1            Consent of Independent Public Accountant
       23.2            Consent of Counsel (Included in Exhibit 5)
       24.             Power of Attorney (Contained within Signature Page)

Item 9.  Undertakings.

(1)      The undersigned Registrant hereby undertakes:

             (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

             (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




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                                   SIGNATURES
                                   ----------

             Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on this 8th day of December, 1998.

                                                CECO ENVIRONMENTAL CORP.

                                                By:      /s/ Phillip DeZwirek
                                                         -----------------------
                                                         Phillip DeZwirek
                                                         Chief Executive Officer
                                                         Chief Financial Officer


                                POWER OF ATTORNEY

             KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Phillip DeZwirek, his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: December 8, 1998                      /s/ Phillip DeZwirek
                                            -----------------------
                                            Chief Executive Officer,
                                            Chief Financial Officer

Date: December 8, 1998                      /s/ Jason Louis DeZwirek
                                            --------------------------
                                            Jason Louis DeZwirek
                                            Director

Date: December 8, 1998                      /s/ Josephine Grivas
                                            -------------------------
                                            Josephine Grivas
                                            Director

Date: December 8, 1998                      /s/ Donald Wright
                                            -------------------------
                                            Donald Wright
                                            Director














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                                  EXHIBIT INDEX

Exhibit                                                           Page
Number            Document                                       Number
-------           --------                                       ------

4.1      Consulting Agreement between                              8
         CECO Environmental Corp. and
         IRG Investor Relations Group
         Ltd. dated November 1, 1998

4.2      Warrant Agreement between CECO                           14
         Environmental Corp. and IRG
         Investor Relations Group Ltd.
         And Warrant Certificates
         IRG - 1 and IRG - 2

5        Opinion of Counsel regarding                             50
         legality

23.1     Consent of Margolis & Company P.C.                       51

23.2     Consent of Counsel (Included in
         Exhibit 5)                                               --


24.      Power of Attorney (Contained with                        --
         Signature Page)




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